                                                FILED PURSUANT TO RULE 424(b)(2)
                                                REGISTRATION NO. 333-3688

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 31, 1996)


                                 700,000 SHARES

                      LEXINGTON CORPORATE PROPERTIES, INC.

                                 CLASS A SENIOR
                             CUMULATIVE CONVERTIBLE
                                 PREFERRED STOCK

                      ------------------------------------


                  THE 700,000 SHARES OF PREFERRED STOCK (THE "SHARES") OF THE COMPANY, PAR VALUE $.0001, OFFERED HEREBY (THE "OFFERING") ARE BEING SOLD DIRECTLY BY THE COMPANY. PRIOR TO THIS OFFERING THERE HAS BEEN NO PUBLIC MARKET FOR THE SHARES. EACH SHARE IS CONVERTIBLE INTO ONE (1) SHARE OF COMMON STOCK, PAR VALUE $.0001, OF THE COMPANY, SUBJECT TO ADJUSTMENT, AND IS ENTITLED TO ONE
(1) VOTE FOR EACH SHARE OF COMMON STOCK INTO WHICH SUCH SHARE IS CONVERTIBLE. SEE "VOTING RIGHTS." THE COMMON STOCK INTO WHICH SUCH PREFERRED STOCK IS CONVERTIBLE IS LISTED ON THE NEW YORK STOCK EXCHANGE (THE "NYSE") UNDER THE SYMBOL "LXP."


                      ------------------------------------



  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
           UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
           OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.


                      ------------------------------------





           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JANUARY 21, 1997

                                   THE COMPANY

                  Lexington Corporate Properties, Inc. is a self-managed and self-administered real estate investment trust ("REIT") which acquires, owns and manages a geographically diversified portfolio of high quality office, industrial and retail properties that are net leased to corporations operating in a variety of industries. Under a net lease ("Net Lease"), the tenant bears all, or substantially all, of the costs and cost increases for real estate taxes, insurance and ordinary maintenance.

                  The Company commenced operations in 1993 as an umbrella partnership real estate investment trust ("UPREIT") to continue the business of its predecessor companies which had commenced operations in the Net Lease business in 1986. The Company believes that the UPREIT structure facilitates the Company's ability to acquire properties by using operating partnership units as currency in property acquisitions.

                  The Company was originally incorporated under the laws of the State of Delaware, and was reincorporated in the State of Maryland in June 1994. References herein to the Company include references to the Company's Delaware predecessor and the predecessor companies referenced above, unless the context otherwise requires. The principal executive offices of the Company are located at 355 Lexington Avenue, New York, New York 10017, and its telephone number is
(212) 692-7260.

                                 USE OF PROCEEDS

                  The net proceeds to the Company from the Offering are estimated to be approximately $8,400,000, after payment of expenses related to the Offering. The Company intends to use such net proceeds for general corporate purposes, which may include the acquisition of additional properties, the improvement of certain properties or other matters incidental to the Company's business and operations.

                    DESCRIPTION OF CLASS A SENIOR CUMULATIVE
                           CONVERTIBLE PREFERRED STOCK

                  The following description of certain terms of the Shares offered hereby (which are included in the Preferred Stock referenced in the accompanying Prospectus) supplements, and to the extent inconsistent therewith replaces, the description and general terms and provisions of Preferred Stock set forth in the accompanying Prospectus, to which reference is hereby made. The following statements related to the Shares are summaries of the provisions contained in the Articles Supplementary of Lexington Corporate Properties, Inc. (the "Certificate of Designation") dated January 17, 1997 and do not purport to be complete. As such, statements made herein are qualified in their entirety by reference to the provisions of the Certificate of Designation. Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Prospectus or the Certificate of Designation.

GENERAL

                  The Shares are being offered to Five Arrows Realty Securities L.L.C. (the "Investor") at a per Share purchase price of $12.50. Pursuant to the terms of an Investment Agreement between the Company and Investor, the Offering is limited to an aggregate of up to 2,000,000 Shares for an aggregate purchase price of $25,000,000. On January 21, 1997, the Company exercised its right under the Investment Agreement to sell 700,000 Shares to the Investor.

DIVIDENDS

                  The holders of the Shares are entitled to receive, when, as and if declared by the Board of Directors, dividends on the Shares, out of funds legally available therefor, under the Maryland General Corporation Law, cumulative (commencing as of the date of issuance of the Shares) preferential cash dividends at a quarterly rate equal to the greater of (i) $0.295 per Share, per quarter and (ii) the product of 1.05 and the per Share quarterly dividend paid in respect of the Common Stock, par value $.0001 per share of the Company (subject to adjustment). Dividends shall be paid for each of the quarters ending on March 30, June 30, September 30 and December 31 and shall be paid on each February 15, May 15, August 15 and November 15, with respect to the prior quarter, commencing May 15, 1997, provided that, if such date is not a business day, on the next succeeding business day. Dividends will cease to accrue on the first to occur of (i) the date on which the Liquidation Value of the Shares (plus all accrued and unpaid dividends thereon whether or not declared) is paid to the holders thereof in connection with the liquidation of the Company, (ii) the last day of the quarter preceding the quarter in which the Shares are converted into shares of Common Stock if such date is after the record date for the Regular Quarterly Dividend (as herein defined) on the Common Stock for the quarter in which such conversion takes place, (iii) the last day of the quarter second preceding the quarter in which the Shares are converted into shares of Common Stock if such date is prior to the record date for the Regular Quarterly Dividend on the Common Stock for the quarter in which such conversion takes place or (iv) the date on which the Shares are otherwise acquired and paid for by the Company.

                  Dividends are calculated and paid pro rata based on the number of actual days in any partial quarter. In the event that the legally available funds, under Maryland General Corporation Law, available for the payment of dividends shall be insufficient for the payment of the entire amount of dividends payable with respect to Shares on any date on which the Board has declared the payment of a dividend or otherwise, the amount of any available surplus shall be allocated for the payment of dividends with respect to the Shares and any other shares of capital stock that are pari passu as to dividends pro rata based upon the amount of accrued and unpaid dividends of such shares of capital stock.

                  Dividends on the Shares shall accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared and shall accumulate to the extent such dividends are not paid.

                  Unless dividends have been paid to the holders of the Shares, the Company and its subsidiaries shall be prohibited from paying dividends on, making any other distributions on, or redeeming or purchasing or otherwise acquiring for consideration any capital stock of the Company.

LIQUIDATION RIGHTS

                  In the event of the liquidation, dissolution or winding up of the Company, before the distribution or payment to the holders of shares of capital stock of the Company ranking junior to the Shares (as to dividends or upon liquidation, dissolution or winding up), the holders of the Shares shall be entitled to be paid $12.50 per share (the "Liquidation Value") plus any accrued and unpaid dividends whether or not declared (or a pro rata portion thereof with respect to fractional shares), provided, however, that if the liquidation, dissolution or winding up of the Company occurs in connection with or subsequent to a Change of Control, then the holders of the Shares shall be entitled to be paid an amount equal to 102% of the Liquidation Value plus any accrued and unpaid dividends whether or not declared. If, upon liquidation, dissolution or winding up of the Company, there are insufficient assets to permit the full payment to the holders of the Shares, the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to the holders of the Shares shall be distributed among and paid to the holders of the Shares, ratably in proportion to the respective amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

VOTING RIGHTS

                  The holders of the Shares will have one (1) vote for each share of Common Stock into which each Share is convertible and will be entitled to vote or consent on all matters submitted to the holders of Common Stock, together with the holders of the Common Stock and the holders of any other classes or series of stock which are entitled to vote on such matter, as a single class and not as a separate class.

                  In addition, subject to certain exceptions, so long as the Investor, an affiliate thereof, a successor in which the current members of the Investor own greater than a majority interest of such successor, or a member of the Investor, is the holder of either (A) all of the outstanding Shares or (B) an amount of the voting securities of the Company which, if converted into shares of Common Stock, would exceed 7.5% of the outstanding Common Stock on a fully diluted basis (determined on the basis of then convertible, exercisable or exchangeable securities, warrants or options issued by the Company) (the "Minimum Threshold"), then, in each such case, the holders of the Shares shall have the special right, voting separately as a single class, to elect as soon as practical, a director or directors, as the case may be, to the Board (the "Preferred Directors"). Except to the extent that the Board may otherwise determine hereafter, the Preferred Directors shall not be entitled to receive any compensation, in cash or kind, in connection with their service as a director of the Company; provided, that, the indemnification or insurance provided by the Company to its directors shall not be deemed "compensation" for these purposes.

                  So long as the conditions set forth in either (A) or (B) above exist, then in each such case, (i) the number of directors constituting the Board shall be automatically increased by one (1) member and (ii) upon the occurrence of any of (x) the payment of the Regular Quarterly Dividend on the Common Stock for any quarter of less than $.28 per share (subject to adjustment to the Conversion Ratio) (the "Dividend Reduction Default"), (y) the Company's ratio of its Consolidated EBITDA to its reported interest expense (as described in clause (2) under the definition of Consolidated EBITDA below) for each of three consecutive fiscal quarters was less than 1.25 to 1.00 (the "Earnings Default"), or (z) the Company fails to pay in full the quarterly dividend payable hereunder (whether or not declared) at any time in respect of the Shares (the "Dividend Payment Default"), then, in the case of any of the events described in clauses (x), (y), or (z), the Board shall be automatically increased by an additional one (1) member for an aggregate increase of two (2) directors pursuant to clauses (i) and (ii) above. The position on the Board established pursuant to clause (i) shall remain available until the Minimum Threshold is no longer satisfied and shall not be available at any time thereafter. The position on the Board established pursuant to clause (ii) shall remain available until the earlier of (i) the date on which the Minimum Threshold fails to be satisfied and (ii) the Dividend Reduction/Earnings Cure (as herein defined).

                  The term "Regular Quarterly Dividend" means any cash dividend or dividends paid in any calendar quarter that do not in the aggregate exceed the Company's reported Funds From Operations (as defined by the National Association of Real Estate Investment Trusts prior to 1996) for the quarter relating to such dividend.

                  The term "Consolidated EBITDA" means the consolidated net income of the Company (before extraordinary income or gains) as reported in its Quarterly Report on Form 10-Q under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or otherwise furnished to holders of Shares by the sum of the following (without duplication):

                           (1) all income and state franchise taxes paid or
                  accrued according to Generally Accepted Accounting Principles ("GAAP") for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses except to the extent that such gains were not included in Consolidated EBITDA),

                           (2) all interest expense paid or accrued in
                  accordance with GAAP for such period (including financing fees and amortization of deferred financing fees and amortization of original issue discount),

                           (3) depreciation and depletion reflected in such
                  reported net income,

                           (4) amortization reflected in such reported net
                  income including, without limitation, amortization of capitalized debt issuance costs (only to the extent that such amounts have not been previously included in the amount of Consolidated EBITDA pursuant to clause (2) above), and

                           (5) any other non-cash charges or discretionary
                  prepayment penalties, to the extent deducted from consolidated net income (including, but not limited to, income allocated to minority interests).

                  If, at any time, (i) the rights granted pursuant to the immediately preceding paragraph shall no longer be available, (ii) any persons designated to serve on the Board pursuant to such paragraph shall have resigned as required by the terms of such paragraph and (iii) a Dividend Payment Default shall have occurred for three consecutive quarters, the number of directors constituting the Board shall be automatically increased by two (2) members. The position on the Board created hereby shall continue to be available until the earlier of (i) the date on which there are no Shares of the Company outstanding and (ii) the date on which the Dividend Payment Cure (as herein defined) is effected.

                  The term "Dividend Reduction/Earnings Cure" shall mean the time at which (i) the Regular Quarterly Dividend paid in the immediately preceding quarter on the Common Stock shall be greater than $.28 per share (subject to adjustment), (ii) the Company reports for the prior three consecutive fiscal quarters that the ratio of its Consolidated EBITDA to its reported interest expense (as described in clause (2) under the definition of Consolidated EBITDA above) for each such quarter was greater than 1.25 to 1.00, and (iii) all accrued and unpaid dividends, whether or not declared, on the Shares have been paid or made available for payment. Upon the occurrence of the Dividend Payment Default, the same shall be deemed to continue and exist until (the "Dividend Payment Cure") such time as the earlier to occur of (i) none of the Shares shall remain outstanding and (ii) all accrued and unpaid dividends, whether or not declared, on the Shares have been paid or made available for payment.

                  Furthermore, so long as any Shares are outstanding, without the consent of the holders of at least a majority of the Shares at the time outstanding, the Company may not (i) effect or validate the amendment, alteration or repeal of any provision of the Certificate of Designation, (ii) effect or validate the amendment, alteration or repeal of any provision of the Charter of the Company which would adversely effect the rights of the holders of the Shares, (iii) other than as required to maintain the status of the Company as a real estate investment trust (or to prevent the Company from becoming a Pension-held REIT) as described in Section 856 of the Internal Revenue Code of 1986, as amended, effect or validate the amendment, alteration or repeal of any provision of the Charter of the Company which would increase in any respect the restrictions or limitations on ownership applicable to the Shares pursuant thereto, (iv) effect or validate the amendment, alteration or repeal of any provision of the Charter of the Company or By-Laws of the Company in a manner which would make the right to indemnification provided to any present or future director elected by the holders of Shares materially different from that provided to other members of the Board, (v) other than the Shares, issue a series of preferred stock that would vote as a class with the Shares with respect to the election of any Preferred Director) or shares of stock ranking senior or equal to the Shares (as to dividends or upon liquidation, dissolution or winding up), or (vi) effect or validate the amendment, alteration or repeal of any provision of the Charter of the Company or By-Laws of the Company so as to increase the number of members of the Board beyond twelve (12) members (not including any Preferred Directors).

                  Any action required or permitted to be taken by holders of Shares at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent, in writing, setting forth the action so taken, is signed by the holders of Shares who would have been sufficient to approve such action at a meeting duly held and is executed and delivered to the Secretary of the Company for placement among the minutes of proceedings of the stockholders of the Company.

REDEMPTION

                  Subject to certain exceptions, the Company may, at its option, to the extent it shall have legally available funds therefor, under Maryland General Corporation Law, redeem all (but not less than all) of the outstanding Shares, at any time on or after the date which is the fifth (5th) anniversary of the original date of issuance of the Shares. The option of the Company to redeem the Shares shall be exercised by mailing of a written notice of election (the "Redemption Notice") by the Company to the holders of the Shares at such holder's address appearing in the records of the Company not less than thirty
(30) days prior to the date specified therein for the redemption of the Shares.

                  On the redemption date specified in the Redemption Notice, the Company shall be required, unless such holder of Shares has exercised its conversion rights with respect to such Shares, to purchase from such holder of Shares, such Shares, at a price equal to the product of (i) $12.50 per Share plus accrued and unpaid dividends, plus a premium equal to the following percentage of $12.50:


Redemption Occurs
On or After                 But Prior to                           % Premium
-----------                 ------------                           ---------
December 31, 2001           December 31, 2003                         6.0
December 31, 2003           December 31, 2005                         5.0
December 31, 2005           December 31, 2007                         4.0
December 31, 2007           December 31, 2009                         3.0
December 31, 2009           December 31, 2010                         2.0
December 31, 2010           December 31, 2011                         1.0
December 31, 2011                                                     0.0



and (ii) the number of Shares held by such holder to be redeemed (the "Redemption Price").

                  In addition, subject to the conversion rights of the holder of Shares, if a Change of Control occurs on or before December 31, 2001, the Company may, at its option, to the extent it shall have legally available funds therefor, under Maryland General Corporation Law, redeem all (but not less than all) of the outstanding Shares on the date of such Change of Control. On the date of the Change of Control, the Company shall be required, unless such holder of Shares has exercised its right to convert such Shares, to purchase from such holder such Shares, at a price equal to the product of (i) $13.75 plus accrued and unpaid dividends and (ii) the number of Shares held by such holder to be redeemed. No Share is entitled to any dividends accruing after the date on which the payment for such share is paid or made available for payment to the holder thereof.

                  If a Change of Control or Put Event occurs each holder of Shares will have the right to require that the Company, to the extent the Company shall have legally available funds therefor, under Maryland General Corporation Law, to redeem such holder's Shares at a redemption price payable in cash in an amount equal to 102% of the Liquidation Value thereof, plus accrued and unpaid dividends whether or not declared, if any (the "Put Payment"), to the date of redemption or the date payment is made available (the "Put Date").

                  If a REIT-Put Event occurs each holder of Shares will have the right to require that the Company, to the extent the Company shall have legally available funds therefor, under Maryland General Corporation Law, to redeem such holder's Shares at a redemption price payable in cash in an amount equal to the greater of (i) 110% of the Liquidation Value thereof, plus accrued and unpaid dividends whether or not declared, if any, (ii) 105% of the Current Market Price, plus accrued and unpaid dividends whether or not declared, if any, and
(iii) the difference between the 52-Week Trading High and $12.50, plus accrued and unpaid dividends whether or not declared, if any (any of (i), (ii) or (iii), the "REIT-Put Payment"), to the date of redemption or the date payment is made available (the "REIT-Put Date").

                  "52-Week Trading High" means, for any date, the highest per share closing price of the Common Stock for the 52-calendar week period immediately preceding such date.

                  "Change of Control" means each occurrence of any of the following: (i) the acquisition, directly or indirectly, by any individual or entity or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, except that such individual or entity shall be deemed to have beneficial ownership of all shares that any such individual or entity has the right to acquire, whether such right is exercisable immediately or only after passage of time) of more than 30% of the aggregate outstanding voting power of capital stock of the Company; (ii) other than with respect to the election, resignation or replacement of the Preferred Directors, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company (excluding Preferred Directors) then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; and (iii) (A) the Company consolidates with or merges into another entity or conveys, transfers or leases all or substantially all of their respective assets (including, but not limited to, real property investments) to any individual or entity, or (B) any corporation consolidates with or merges into the Company, which in either event (A) or (B) is pursuant to a transaction in which the outstanding voting capital stock of the Company is reclassified or changed into or exchanged for cash, securities (unless the holders of the exchanged securities of the Company immediately prior to such transaction hold immediately after such transaction at least a majority of the securities into which such exchange was made) or other property; provided, however, that the events described in clause (iii) shall not be deemed to be a Change of Control if the sole purpose of such event is that the Company is seeking to change its domicile or to change its form from a corporation to a statutory business trust.

                  "Put Event" means each occurrence of the Company ceasing to be engaged primarily in the business of owning and managing triple net leased properties directly, or through subsidiaries, as carried on as of the date hereof and described in the Company's Annual Report on Form 10-K as filed with the Commission for the year ended December 31, 1995.

                  "REIT-Put Event" means each occurrence of either of (i) the Company fails to qualify as a real estate investment trust as described in
Section 856 of the Internal Revenue Code of 1986, as amended, other than as a result of any action, or unreasonable failure to act, by the holders of Shares;
(ii) the Company becomes a "Pension-held REIT" as defined in Section 856(h)(3)(D) of the Internal Revenue Code of 1986, as amended, other than as a result of any action, or unreasonable failure to act, by holders of Shares.

OPTIONAL CONVERSION AT THE OPTION OF THE HOLDER

                  A holder of Shares shall have the right, at such holder's option, at any time to convert all or any portion of Shares held by such holder into the number of fully paid and non-assessable shares of Common Stock obtained by dividing the number of Shares being converted by the Conversion Ratio and by surrendering to the Company such Shares to be converted. Such surrender shall be made in the manner provided herein; provided, however, that the right to convert any Shares called for redemption shall terminate at the close of business on the Final Conversion Date, unless the Company shall default in making payment of any cash payable upon such redemption. The "Conversion Ratio" with respect to any Shares will initially be equal to 1, subject to adjustment.

                  In order to exercise the conversion right, the holder of each Share to be converted shall surrender to the Company the certificate representing such Share, duly endorsed or assigned to the Company or in blank, accompanied by written notice to the Company that the holder thereof elects to convert such Shares. Unless the shares of Common Stock issuable on conversion are to be issued in the same name as the name in which such Shares are registered, each Share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Company, duly executed by the holder or such holder's duly authorized attorney.

                  Holders of Shares shall be entitled on the date of conversion of any Shares to receive all accumulated and unpaid dividends on such Shares.

CONVERSION ADJUSTMENT

                  If the Company shall, while any Shares are outstanding, (A) pay a dividend or make a distribution with respect to its capital stock in shares of its Common Stock, (B) subdivide its outstanding Common Stock into a greater number of shares, (C) combine its outstanding Common Stock into a smaller number of shares, or (D) issue any shares of capital stock by reclassification of its Common Stock, the Conversion Ratio in effect at the opening of business on the day next following the date fixed for the determination of shareholders entitled to receive such dividend or distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Shares thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such Shares been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification.

                  In addition, if the Company shall, while any Shares are outstanding, issue rights, options or warrants to all holders of Common Stock entitling them (for a period expiring within forty five (45) days after the record date mentioned below) to subscribe for or purchase Common Stock at a price per share less than the Current Market Price per share of Common Stock on the record date for the determination of shareholders entitled to receive such rights or warrants, then the Conversion Ratio in effect at the opening of business on the day next following such record date shall be adjusted to equal the ratio determined by multiplying (I) the Conversion Ratio in effect immediately prior to the opening of business on the day next following the date fixed for such determination by (II) a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination (without giving effect to such issuance) and (B) the number of shares that the aggregate proceeds to the Company from the exercise of such rights or warrants for Common Stock would purchase at such Current Market Price, and the denominator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination (without giving effect to such issuance) and (B) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants.

                  If the Company shall distribute to all holders of its Common Stock any shares of capital stock of the Company (other than Common Stock) or evidence of its indebtedness or assets (excluding Regular Quarterly Dividends and certain other distributions) or rights or warrants to subscribe for or purchase any of its securities (excluding those rights and warrants issued to all holders of Common Stock entitling them for a period expiring within forty five (45) days after the record date referred to above to subscribe for or purchase Common Stock, which rights and warrants are referred to above), then in each such case each holder of Shares shall receive concurrently with the receipt by holders of the Common Stock the kind and amount of such securities that such holder would have owned or been entitled to receive had such Shares been converted immediately prior to such distribution or related record date, as the case may be.

                  In case the Company shall pay or make a dividend or other distribution on its Common Stock exclusively in cash (excluding Regular Quarterly Dividends), each holder of Shares shall receive concurrently with the receipt by holders of the Common Stock the kind and amount of any such distribution that it would have owned or been entitled to receive had such Shares been converted immediately prior to such distribution or related record date, as the case may be.

                  The "Current Market Price" per share of Common Stock on any date in question shall be deemed to be the average of the daily closing prices for the five consecutive Trading Days immediately preceding such date in question; provided, however, that if another event occurs that would require an adjustment pursuant to subsection (f) through (j), inclusive, the Board may make such adjustments to the closing prices during such five Trading Day period, in which case any such determination by the Board shall be set forth in a resolution of the Board and shall be conclusive.

                  "Trading Day" shall mean a day on which Shares are traded on the national securities exchange or quotation system used to determine the closing price.

                  No adjustment in the Conversion Ratio shall be required unless such adjustment would require a cumulative increase or decrease of at least .5%; provided, however, that any adjustments that by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made.

ADJUSTMENT FOR CERTAIN TRANSACTIONS

                  If the Company becomes a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, self tender offer for all or substantially all shares of Common Stock, sale of all or substantially all of the Company's assets or recapitalization of the Common Stock) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof) of another corporation, each Share that is not converted into the right to receive stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one Share was convertible immediately prior to such Transaction, assuming such holder of Common Stock (i) is not a person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be ("Constituent Person"), or an affiliate of a Constituent Person or (ii) failed to exercise his or her rights of election, if any, as to the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction is not the same for each share of Common Stock of the Company held immediately prior to such Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("Non-electing Share"), then for the purpose of this paragraph the kind and amount of stock, securities and other property (including cash) receivable upon such Transaction by each Non-electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-electing Shares).

                  In the event that: (i) the Company shall declare a dividend (or any other distribution) on the Common Stock (other than the Regular Quarterly Dividend); (ii) the Company shall authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants; (iii) there shall be any reclassification of the Common Stock or any consolidation or merger to which the Company is a party and for which approval of any shareholders of the Company is required, or a statutory share exchange, or self tender offer by the Company for all or substantially all of its outstanding shares of Common Stock or the sale or transfer of all or substantially all of the assets of the Company as an entity; or (iv) there shall occur the involuntary liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall cause to be mailed to the holders of Shares, at the address as shown on the stock records of the Company, as promptly as possible, but at least 15 Business Days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up.

OWNERSHIP LIMIT

                  Except pursuant to an exemption granted by the Board, (A) prior to the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own shares of the outstanding Equity Stock in excess of the Ownership Limit; (B) prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially or Constructively Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such excess shares of Equity Stock; (C) prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Equity Stock's being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of that number of shares which would be otherwise Beneficially or Constructively Owned by the transferee; and the intended transferee shall acquire no rights in such excess shares of Equity Stock; and (D) prior to the Restriction Termination Date, any Transfer of shares of Equity Stock that, if effective, would result in the Company's being "closely held" within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would cause the Company to be "closely held" within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such shares of Equity Stock.

                  The Board has granted a conditional exemption to the Investor from the Ownership Limit. However, if the Company fails to qualify as a REIT, then the waiver of the Ownership Limit may be void ab initio or the Shares held by the Investor may be converted to Excess Shares of the Company. Either event, under certain circumstances, may cause a REIT Put Event.

                  "Beneficial Ownership" shall mean ownership of Capital Stock by a Person who would be treated as an owner of such shares of Capital Stock either directly or indirectly through the application of Section 544 of the Code as modified by Section 856(h)(1)(B) of the Code.

                  "Capital Stock" shall mean stock that is Common Stock, Excess Stock or Preferred Stock, if any.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  "Constructive Ownership" shall mean ownership of Capital Stock by a Person who would be treated as an owner of such shares of Capital Stock either directly or indirectly through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have correlative meanings.

                  "Equity Stock" shall mean Common Stock and Preferred Stock in the aggregate.

                  "Ownership Limit" shall mean 9.8% of the value of the outstanding Equity Stock of the Company.

                  "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

                  "Restriction Termination Date" shall mean the first day on which the Board of Directors of the Company determines that it is no longer in the best interests of the Company to attempt to, or continue to, qualify as a REIT.

                  "Transfer" shall mean any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Capital Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or the disposition of Equity Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Capital Stock), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.

MISCELLANEOUS

                  Upon issuance, the Shares will be fully paid and nonassessable. The transfer agent for the Shares is ChaseMellon Shareholder Services L.L.C.

                                  LEGAL MATTERS

                  Certain legal matters, including the validity of the Shares and certain tax matters, will be passed upon for the Company by Paul, Hastings, Janofsky & Walker LLP, New York, New York. Seth M. Zachary, a partner of Paul, Hastings, Janofsky & Walker LLP, is presently serving as a director of the Company and will continue to serve as a director at least until the 1997 Annual Meeting of Stockholders. Mr. Zachary is the beneficial owner of 4,640 shares of Common Stock and holds options to purchase an additional 12,500 shares of Common Stock. In connection with certain matters related to the laws of the State of Maryland, Paul, Hastings, Janofsky & Walker LLP will rely on the opinion of Piper & Marbury L.L.P., Baltimore, Maryland.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this Offering other than those contained in this Prospectus Supplement or Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus Supplement or
Prospectus does not constitute an offer to sell, or a solicitation of any offer to buy any securities other than the registered securities to which it relates. This Prospectus Supplement or Prospectus does not constitute an offer to sell or the solicitation of any offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus Supplement or Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.



                   TABLE OF CONTENTS
                                                 Page
                                                 ----
                 PROSPECTUS SUPPLEMENT
The Company...................................... S-2
Use of Proceeds.................................. S-2
Description of Class A Cumulative Convertible
  Preferred Stock................................ S-2
Legal Matters....................................S-14


                      PROSPECTUS

Available Information............................   2
Incorporation of Certain Documents by
Reference........................................   2
The Company......................................   2
Risk Factors.....................................   4
Use of Proceeds..................................   7
Ratio of Earnings to Fixed Charges...............   7
Description of Debt Securities...................   8
Description of Preferred Stock...................  20
Description of Common Stock......................  26
Restrictions on Transfers of Capital Stock and
  Anti-takeover Provisions.......................  27
Federal Income Tax Considerations................  30
Plan of Distribution.............................  36
Experts..........................................  37
Legal Matters....................................  37


                                 700,000 Shares

                               LEXINGTON CORPORATE

                                PROPERTIES, INC.


                            Class A Senior Cumulative
                           Convertible Preferred Stock







                              PROSPECTUS SUPPLEMENT















                                January 21, 1997